CRYOTHERM
ENERGY

1934-1/2 Beverly Glen Circle, Suite 301, Bel Air, CA 90077

July 1, 2003

Ken Hicks
President/CEO
Centripetal Dynamics, Inc

Re: Joint Projects; License and Consulting Agreement

Dear Ken:

The purpose of this letter is to set forth the principal terms of our agreement as between Cryotherm ("Cryotherm") and you, as an individual, and your company, Centripetal Dynamics, Inc. (collective "CD") regarding the proposed licensing, development and possible funding of certain technologies and products controlled by CD, or which may be owned or controlled in the future.

1. Payment of Initial Fee for Worldwide Sales and Marketing Rights –

Enclosed is a stock certificate for 500,000 (five hundred thousand) shares of restricted Common Stock of Cryotherm, for the Owner/President of CD, Ken Hicks, in consideration of the sales and marketing rights being granted from CD to Cryotherm in this letter of agreement, as evidenced by your signature below, receipt of which is hereby acknowledged. For such consideration CD is granting to Cryotherm exclusive North American and European Union rights to sell, market and distribute the "TurboFlux™ Engine, owned and controlled by CD, for North American and E.U market applications in "Distributed Power, Cogeneration and Waste Heat Recovery" power generation applications. CD shall sell TurboFlux™ Engines to Cryotherm on a manufactured-cost-plus basis that will be determined once the technology and costs are finalized, such that CD's price to Cryotherm will allow Cryotherm to recognize a market-standard resale profit and still be competitive price-wise in the marketplace.

In addition, CD is granting to Cryotherm North American and E.U. rights to sell, market and distribute the "TurboFlux™ Wind Turbine." CD shall sell Wind Turbines to Cryotherm on a manufactured-cost-plus basis that will be determined once the technology and costs are finalized, such that CD's price to Cryotherm will allow Cryotherm to recognize a market-standard resale profit while still being competitive price-wise in the marketplace.

CD will not grant nor negotiate any North American nor any EU sales, marketing or distribution rights to the CD turbines with any other parties for a period of 18 months, beginning once the technologies have been developed, tested and are available for sale to the marketplace. In order to maintain its exclusive rights, Cryotherm will be required to purchase all turbine units manufactured by CD in the initial 18 months of production of the turbines by CD. If Cryotherm meets reasonable sales expectations for the TurboFlux™ Engine and Wind Turbines during this time frame, the exclusive U.S. license will be extended. These parameters will be identified and agreed upon by both parties at a later date, but in no event later than 18 months after sales of the turbines by Cryotherm has begun.

2. Employment of Hicks by Cryotherm

Mr. Hicks shall be employed by Cryotherm as an executive consultant, effective upon receipt of funding. Mr. Hicks shall be in charge of Cryotherm's engineering efforts through CD, overseeing the development of all technologies controlled and being developed by Cryotherm. Any intellectual property and patents that result from CD's consulting services and development work related to Cryotherm technologies shall be assigned by CD and its consultants or principals to Cryotherm. Any intellectual property and patents that CD invents or develops outside the scope of these services to Cryotherm will remain the property of CD.

CRYOTHERM
ENERGY

a. The employment of Mr. Hicks shall provide for an initial Consulting Fee of $7,500 per month starting within 60 days of the execution of this agreement and, upon Cryotherm securing second-round financing of a minimum of $2,000,000, Mr. Hicks will be paid a base consulting fee of $120,000 per year, which will be guaranteed for two years. Mr. Hicks shall also be eligible for a bonus and executive stock options in accordance with the policies and procedures applicable to Cryotherm executives generally.

b. Upon commencement of employment Mr. Hicks shall receive additional options to purchase 500,000 shares of restricted Cryotherm Common Stock, which options shall have a term of five (5) years from the date of issuance, and shall have an exercise price per share of the lesser of $0.10 or fair market value on the date of issuance. Hicks shall be entitled to assign all or any portion of such options to persons involved in any of the projects covered by this letter, subject to compliance with applicable securities laws. Mr. Hicks shall also be entitled to receive additional options from time to time on the same terms afforded to Cryotherm employees generally.

c. Cryotherm intends to become a public company. In such event, Cryotherm will use its best efforts to cause the restricted Common Shares and Option Shares owned by Mr. Hicks or his assignees to be registered for resale on par with other executive shareholders in the Company.

3. Commercialization of TurboFlux Engine

a. Completion of Development of Prototype - Within approximately 30 days from the date of this letter, but in no event later than 60 days from such date, Cryotherm shall pay to Mr. Hicks the sum of $35,000 to pay for the fabrication, assembly and testing of a working prototype of the "TurboFlux™ Engine" (such prototype and all modifications and improvements being referred to as the "TurboFlux™ Engine." CD owns all of the rights and has filed provisional patents for the TurboFlux™ Engine technology. Failure of payment by Cryotherm, in regard to the schedule above, will remove the exclusivity of marketing and sales rights for the "Distributed Power, Cogeneration and Waste-Heat Recovery" applications and convert Cryotherm's marketing and sales rights to a non-exclusive relationship.

4. Miscellaneous

a This letter, which shall be effective upon execution, constitutes the entire agreement between the parties, is intended to be legally binding. The parties further agree to negotiate, execute and deliver such further documents and agreements, as may be necessary or desirable to implement the terms of this letter.

b. In the event of any dispute arising out of or relating to this letter, such dispute shall be submitted to binding arbitration, to be conducted under the auspices of the American Arbitration Association.

If you are in agreement with the foregoing, kindly execute and return a duly executed counterpart, whereupon it will become a binding agreement in accordance with its terms.

Very truly yours,

CRYOTHERM, INC.	ACCEPTED AND AGREED:
By: Larry Shultz, President	By: Ken Hicks, President, Centripetal Dynamics
Dated July 1, 2003	Dated July 2, 2003